Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC.
PROVIDES UPDATE ON INSURANCE PROGRAMS AND RELATED CHARGES,
ANNOUNCES NEW SERVICE AGREEMENTS TO COMMENCE DURING FOURTH QUARTER,
REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 &
INCREASES THIRD QUARTER 2014 CASH DIVIDEND

Bensalem, PA — October 14, 2014 — Healthcare Services Group, Inc. (NASDAQ:HCSG) announced that in fiscal year 2015, it will transition its workers compensation and certain employee health & welfare insurance programs to HCSG Insurance Corp. (“HCSG Insurance” or the “Captive”), its wholly owned captive insurance subsidiary. HCSG Insurance currently provides general liability coverage to the Company. As previously announced, HCSG Insurance was formed in January 2014 to provide the Company with greater flexibility and cost efficiency in meeting its property & casualty and health & welfare needs, including health insurance requirements for individual client facilities mandated by The Patient Protection and Affordable Care Act, effective January 1, 2015.

In conjunction with the aforementioned insurance programs being administered and provided by the Captive, during the fourth quarter, the Company will commence the reorganization of its corporate structure through the formation of approximately ten separate legal entities, each consisting of divisional and regional operating units. In addition to the administrative and operational benefits provided by the Captive, the Company expects the insurance program enhancements to be accretive to earnings in fiscal 2015 and thereafter. Additionally, upon completion of its reorganization, the Company expects to accelerate, for tax purposes, the deductibility of estimated current and future insurance claims. The resulting tax benefit should favorably impact cash and marketable securities by approximately $20 million upon full funding of the Captive. The Company recorded an adjustment in the third quarter of 2014 to reflect estimated current and future insurance claims projected to be closed out over the next 15 to 17 years, along with charges related to the corporate reorganization, self-funded health insurance program transition and other related expenses. Absent these one-time charges and other related expenses, the Company’s operating costs, in particular cost of services provided and selling, general and administrative, would have been in line with our historical averages as a percentage of revenue.

The Company also announced that it has secured new service agreements with expected annualized revenue of over $120 million, to begin during the fourth quarter of 2014. This anticipated expansion by the Company is driven, in large part, by the overall demand for both services, continued maturation of its dining & nutrition middle management structure and on-going commitment to recruiting, developing and retaining talented on-site management teams.

Financial Results

The Company also reported that revenues for the three months ended September 30, 2014 increased over 7% to $320,099,000 compared to $298,549,000 for the same 2013 period. Net loss for the three months ended September 30, 2014 was $22,182,000 or a $0.31 loss per basic and per diluted common share, by reason of the actions and resulting charges described above, compared to the three months ended September 30, 2013 net income of $13,790,000 or $0.20 per basic and per diluted common share.

Revenue for the nine months ended September 30, 2014 increased over 12% to $951,559,000 compared to $846,057,000 for the same 2013 period. Net income for the nine months ended September 30, 2014 was $6,378,000 or $0.09 per basic and per diluted common share, by reason of the actions and resulting charges described above, compared to the nine months ended September 30, 2013 net income of $41,677,000 or $0.60 per basic and per diluted common share. The nine months ended September 30, 2013 also reflected a $0.06 per share benefit due to the enactment of the American Taxpayer Relief Act of 2012, including the retroactive reinstatement of certain tax credits.

Additionally, our Board of Directors declared a quarterly cash dividend of $0.175 per common share, payable on December 26, 2014 to shareholders of record at the close of business on November 21, 2014. This represents the 46th consecutive quarterly cash dividend payment, as well as the 45th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, October 15, 2014 at 8:30 a.m. Eastern Time to discuss its results for the three and nine months ended September 30, 2014. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the "Events & Presentations" section of the investor relations page on our website, www.hcsg.com. A replay of the webcast will also be available on our website through approximately 10:00 p.m. Eastern Time on Wednesday, October 15th.

The Company also announced that it will participate in several conferences, including the SunTrust Robinson Humphrey Financial Technology, Business & Government Services Conference on November 13th at the Westin Grand Central in New York City, the Stifel Healthcare Conference on November 18th at The New York Palace Hotel in New York City and the Janney Capital Markets 2nd Annual Industrials 1x1 Corporate Access Day on December 2nd at the JW Marriott Essex House New York in New York City.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3% with two as high as 7% of our total consolidated revenues for the three and nine months ended September 30, 2014; risks associated with our acquisition of Platinum Health Services, LLC; our claims experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor related matters such as minimum wage increases; tax benefits arising from our corporate reorganization and self-funded health insurance program transition; risks associated with the reorganization of our corporate structure; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013 in Part I thereof under ''Government Regulation of Clients,” ''Competition'' and ''Service Agreements/Collections,” and under Item IA “Risk Factors”.

These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl	Matthew J. McKee
Chairman and Chief Executive Officer	President and Chief Operating Officer	Director of Marketing

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$320,099,000	$298,549,000	$951,559,000	$846,057,000
Operating costs and expenses:
Cost of services provided	315,757,000	255,964,000	858,943,000	725,757,000
Selling, general and administrative	39,375,000	22,576,000	83,661,000	62,729,000
Income (loss) from operations	(35,033,000)	20,009,000	8,955,000	57,571,000
Other income (expense):
Investment and interest	(50,000)	1,184,000	1,134,000	2,437,000
Income (loss) before income taxes	(35,083,000)	21,193,000	10,089,000	60,008,000
Income tax provision (benefit)	(12,901,000)	7,403,000	3,711,000	18,331,000

Net income (loss)	$(22,182,000)	$13,790,000	$6,378,000	$41,677,000

Basic earnings (loss) per common share	$(0.31)	$0.20	$0.09	$0.60

Diluted earnings (loss) per common share	$(0.31)	$0.20	$0.09	$0.60

Cash dividends per common share	$0.17	$0.17	$0.52	$0.50

Basic weighted average number of common shares outstanding	70,671,000	69,706,000	70,479,000	68,926,000

Diluted weighted average number of common shares outstanding	70,671,000	70,531,000	71,213,000	69,758,000

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2014	December 31, 2013
Cash and cash equivalents	$52,876,000	$64,155,000
Marketable securities, at fair value	11,875,000	11,445,000
Accounts and notes receivable, net	199,988,000	189,107,000
Other current assets	47,744,000	44,485,000
Total current assets	312,483,000	309,192,000

Property and equipment, net	11,474,000	11,304,000
Notes receivable - long term, net	3,355,000	5,779,000
Goodwill	44,438,000	40,183,000
Other intangible assets, net	21,160,000	23,372,000
Deferred compensation funding	24,204,000	22,200,000
Other assets	25,092,000	13,312,000

Total Assets	$442,206,000	$425,342,000

Accrued insurance claims - current	$13,699,000	$7,853,000
Other current liabilities	91,544,000	91,250,000
Total current liabilities	105,243,000	99,103,000

Accrued insurance claims - long term	43,381,000	18,325,000
Deferred compensation liability	24,705,000	22,771,000
Stockholders' equity	268,877,000	285,143,000

Total Liabilities and Stockholders' Equity	$442,206,000	$425,342,000

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